SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 30, 2007

UNITED HERITAGE CORPORATION
(Exact name of Company as specified in Charter)

Utah	0-9997	87-0372864
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

200 North Loraine, Suite 400
Midland, Texas 79701
(Address of Principal Executive Offices)

432-686-2618
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The following discussion provides only a brief description of the document described below. The discussion is qualified in its entirety by the full text of the agreement.

On March 30, 2007 UHC New Mexico Corporation (referred to in this Current Report as “New Mexico”), a wholly-owned subsidiary of United Heritage Corporation, entered into an Asset Purchase and Sale Agreement (referred to in this Current Report as the “Agreement”) with Cano Petro of New Mexico, Inc. (referred to in this Current Report as the “Buyer”) and Cano Petroleum, Inc.

Pursuant to the Agreement, New Mexico sold all of its assets to the Buyer in exchange for $7 million in cash and 404,204 shares of restricted common stock of Cano Petroleum, Inc. (referred to in this Current Report as the “Restricted Securities”). The purchase price was adjusted for items such as tax prorations, prepaid costs and expenses, hydrocarbons existing in storage facilities and proceeds received by New Mexico from the sale of hydrocarbons during the period from the Effective Time (defined as February 1, 2007) and the closing date. In accordance with the terms of the Agreement, the Buyer held back the amount of $800,000 from the cash portion of the purchase price for potential environmental and title claims and payables related to the purchased assets. The holdback will last for a period of 120 days from the closing date. The Restricted Securities may not be traded for a period of one year from the date of closing and subsequent to that date, no more than 25% of the Restricted Securities may be sold during any quarter.

The assets that were transferred to the Buyer included all interests, including the working interests and net revenue interests, in and to the leases held by New Mexico, all of New Mexico’s interests in the hydrocarbons produced from the leases, all of New Mexico’s interests in the land covered by the leases (such as easements and rights of way), all of the equipment, fixtures and improvements located on the land covered by the leases, any contract rights and any other rights belonging to New Mexico relating to the assets it transferred.

Other than the Agreement, there is no relationship between the Buyer and Cano Petroleum, Inc. and New Mexico and United Heritage Corporation.

Item 2.01	Completion of Acquisition or Disposition of Assets

See discussion under Item 1.01 above.

Item 8.01	Other Events

On March 30, 2007 New Mexico used the proceeds from the sale of its assets to pay approximately $4.4 million to Sterling Bank under the line of credit and letter of credit we and New Mexico and certain co-borrowers received from Sterling Bank effective as of March 30, 2006, thereby curing the default that existed as of January 31, 2007. We and New Mexico received a credit from Lothian Oil Inc. in the amount of the payment made to Sterling Bank. This credit and the remaining proceeds were applied to the loan made to New Mexico and United Heritage Corporation on October 7, 2005 for the development of the Cato San Andres property. The loan was secured by the assets that were transferred to the Buyer. The Restricted Securities have been pledged to secure payment of the remaining balance of this loan.

Item 9.01	Financial Statements and Exhibits

(b)	Pro-forma financial statements.
10.1	Asset Purchase and Sale Agreement between UHC New Mexico Corporation and Cano Petro of New Mexico and Cano Petroleum, Inc.
10.2	Letter dated March 30, 2007 from Sterling Bank
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 5, 2007

UNITED HERITAGE CORPORATION

By:	/s/ C. Scott Wilson
C. Scott Wilson, Chief Executive Officer

UNITED HERITAGE CORPORATION AND SUBSIDIARIES
PROFORMA CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2006

December 31,
2006
(Unaudited)

ASSETS

CURRENT ASSETS
Cash	$720,072
Trade accounts receivable	909,928
Inventory	17,404
Prepaid expenses	8,063

TOTAL CURRENT ASSETS	1,655,467

OIL AND GAS PROPERTIES, accounted for
using the full cost method
Unproved	5,781,645
5,781,645

INVESTMENTS, restricted common stock	1,827,000

PROPERTY AND EQUIPMENT, at cost
Equipment, furniture and fixtures	76,030
Vehicles	108,984
185,014
Less accumulated depreciation	112,376

72,638

TOTAL ASSETS	$9,336,750

UNITED HERITAGE CORPORATION AND SUBSIDIARIES
PROFORMA CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2006

December 31,
2006
(Unaudited)

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$1,883,761
Accrued expenses	380,558
Accrued interest, related party	39,970

TOTAL CURRENT LIABILITIES	2,304,289

LONG-TERM LIABILITIES

Note payable, related parties	1,605,293

TOTAL LIABILITIES	3,909,582

SHAREHOLDERS' EQUITY
Preferred stock, $.0001 par value,
5,000,000 shares authorized, none issued	—
Common stock, $.001 par value,
125,000,000 shares authorized; 6,446,850
issued and outstanding	6,447
Additional paid-in capital	43,682,809
Accumulated deficit	(38,262,088)
Total shareholders' equity	5,427,168

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$9,336,750

UNITED HERITAGE CORPORATION AND SUBSIDIARIES
PROFORMA CONSOLIDATED STATEMENTS OF OPERATIONS
NINE MONTHS ENDED DECEMBER 31, 2006 AND YEAR ENDED MARCH 31, 2006

	December 31,	March 31,
	2006	2006
	(Unaudited)	(Unaudited)

OPERATING REVENUES
Oil and gas sales	$9,693	$21,753
Processed meat products	—	8,694
TOTAL OPERATING REVENUES	9,693	30,447

OPERATING COSTS AND EXPENSES
Production and operating	155,843	—
Processed meat products	—	15,996
Depreciation and depletion	19,842	6,185
General and administrative	1,080,449	1,321,489
Ceiling test impairment of oil & gas properties	—	23,199,110
TOTAL OPERATING COSTS AND EXPENSES	1,256,134	24,542,780

LOSS FROM OPERATIONS	(1,246,441)	(24,512,333)

OTHER INCOME (EXPENSE)
Gain on forgiveness of debt	—	116,457
Loss on sale of oil & gas assets	—	(5,411,665)
Loss on notes receivable	—	(87,500)
Interest expense	(39,970)	(221,445)
Miscellaneous income	—	27,486

Income (loss) before income tax	(1,286,411)	(30,089,000)

INCOME TAX (EXPENSE) BENEFIT	—	8,049,925

Net income (loss)	($ 1,286,411)	($ 22,039,075)

Income (loss) per share:
Basic and diluted	($ 0.20)	($ 3.78)

Weighted average number
of shares outstanding
Basic and diluted	6,446,850	5,830,188